EXHIBIT 99.3

                                  NEWS RELEASE

            BROOKE CORPORATION APPOINTS NATIONAL OFFICE ADMINISTRATOR

OVERLAND PARK, KS November 1, 2001 - Shawn Lowry, National Sales Manager, announces the appointment of Dane Devlin to Brooke Corporation's national office staff in Overland Park, Kansas. In this newly created position, Mr. Devlin's primary responsibilities include administration of Brooke Corporation's Buyers Assistance Plans and Agent Statement Readiness program.

In making the announcement, Lowry noted that "Dane Devlin was the first employee hired by Brooke Corporation in 1986 and has since been associated with Brooke in various capacities, including several years as a franchise agent. Dane knows our organization intimately and is better qualified for his new position than anyone else in our organization."

Mr. Devlin is a graduate of Kansas State University and has held the Certified Insurance Counselor professional designation for nearly fifteen years. Prior to accepting a position in Brooke Corporation's national office, Mr. Devlin was manager of Brooke's Kansas City region.

ABOUT OUR  COMPANY....Brooke  Corporation,  a  Kansas-based  corporation,  is an insurance agency with more than one hundred twenty franchise agent locations in twelve states. Brooke provides processing services, supplier access, and marketing assistance to its franchise agents through a "Master Agent" program pioneered by Brooke. Most of the company's revenues are currently derived from the sale of property and casualty insurance policies. However, Brooke also plans to sell financial services other than insurance because it believes that franchise agents, as independent business owners, can distribute financial services more efficiently than others. Brooke's finance company subsidiary has originated more than $35,000,000 in loans to Brooke's franchise agents and their subagents.

CONTACT....Renee Lamprecht, lampr@brookecorp.com or (913) 661-0123